EXHIBIT 99.1

Technical Communications Corporation Announces Approval for NASDAQ Listing

CONCORD, Mass., July 12, 2010 (GLOBE NEWSWIRE) -- Technical Communications Corporation (OTCBB:TCCO) today announced that The NASDAQ Stock Market has approved its application to list its common stock on NASDAQ. The shares of Technical Communications Corporation are expected to begin trading on Wednesday, July 14, 2010 on the NASDAQ Capital Market under the ticker symbol "TCCO."

"The listing on NASDAQ gives TCC much greater exposure to large institutions and funds, as well as more visibility for the investor market," said Mr. Carl H. Guild, Jr. TCC President and CEO. "TCC is a world leader in secure communications, employing high performance encryption solutions and is focusing on product and customer growth. Listing on NASDAQ will give us more exposure to a broader base of investors and provides a mechanism for improved shareholder value in response to our performance."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition, dividend payments and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarters ended March 27, 2010 and December 26, 2009 and its Annual Report on Form 10-K for the fiscal year ended September 26, 2009.

CONTACT:  Technical Communications Corporation
          Michael P. Malone, Chief Financial Officer
          (978) 287-5100
          www.tccsecure.com